Exhibit 99.1

NEWS RELEASE

Contact: Investor Relations

708.483.1300 Ext 1331

TreeHouse Foods, Inc. Announces Closing of $400 Million Senior Notes Offering and Initial Settlement of Tender Offer and Consent Solicitation for its 7.750% Senior Notes due 2018

Oak Brook, IL, March 11, 2014 — TreeHouse Foods, Inc. (NYSE: THS) announced today the closing of its previously announced underwritten public offering of $400 million in aggregate principal amount of 4.875% Senior Notes due 2022 (the “2022 Notes”). The 2022 Notes will be senior unsecured obligations of TreeHouse and will be guaranteed by certain of its subsidiaries.

TreeHouse also announced today that it had received, as of 5:00 p.m., New York City time on March 10, 2014 (the “Consent Expiration”), tenders and consents from the holders of approximately $298 million in aggregate principal amount, or approximately 74.55%, of its outstanding 7.750% Senior Notes due 2018 (CUSIP 89469AAA2) (the “2018 Notes”) in connection with its previously announced cash tender offer (the “Offer”) for any and all of the outstanding 2018 Notes and the related solicitation of consents (the “Consent Solicitation”) to proposed amendments that would eliminate most of the restrictive covenants and certain default provisions contained in the indenture governing the 2018 Notes (the “Proposed Amendments”).

On March 11, 2014, TreeHouse accepted for purchase and payment all of the 2018 Notes that were validly tendered and not validly withdrawn at or prior to the Consent Expiration. TreeHouse used a portion of the net proceeds from the sale of the 2022 Notes to fund the payment of consideration and expenses relating to the Offer. Payment for the 2018 Notes was made today (the “Initial Payment Date”). Holders of the 2018 Notes who validly tendered and did not validly withdraw their 2018 Notes at or prior to the Consent Expiration received $1,042.75 for each $1,000 principal amount of such 2018 Notes (which includes a “Consent Payment” of $30.00 per $1,000 principal amount of the 2018 Notes), plus any accrued and unpaid interest up to, but not including, the Initial Payment Date.

In connection with the receipt of the consents of a majority of the outstanding aggregate principal amount of the 2018 Notes, TreeHouse entered into a supplemental indenture on March 11, 2014. The supplemental indenture amends the indenture governing the 2018 Notes to effectuate the Proposed Amendments.

The Offer remains open and is scheduled to expire at 11:59 p.m., New York City time, on March 24, 2014, unless extended or earlier terminated (the “Expiration Time”). Any additional 2018 Notes tendered prior to the Expiration Time are currently expected to be accepted for payment on March 25, 2014 (the “Final Settlement Date”) at a price of $1,012.75 per $1,000 principal amount of the 2018 Notes validly tendered, plus any accrued and unpaid interest up to, but not including, the Final Settlement Date.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated February 25, 2014, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Offer, by calling (800) 967-4612 (US toll-free) or (212) 269-5550 (collect) or by emailing treehouse@dfking.com.

The Company has also retained BofA Merrill Lynch as dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the terms of the Offer and Consent Solicitation may be directed to BofA Merrill Lynch, Attention: Liability Management Group at telephone: (888) 292-0070 (US toll-free) or (980) 387-3907 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated February 25, 2014. The Offer is not being made to holders of 2018 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice distribution channels. Its major product lines include non-dairy powdered creamer and sweeteners; condensed, ready to serve and powdered soups; refrigerated and shelf stable salad dressings and sauces; powdered drink mixes; single serve hot beverages; specialty teas; hot and cold cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; and other food products including aseptic sauces and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.